Exhibit 11.1
Code of Conduct 1 | 30 Code of Conduct H-i ' M r ®—i II J / / / ■■ii ‘♦xTr V/.l; # «.• = , E zrTflifir :S |ll 0 \ 11 i. S[ « r1 ■Piila as ,-■' o

Code of Conduct 2 | 30 Content Foreword................................................................................................................................................................ 3 SCHMID Code of Conduct .................................................................................................................................. 4 Acting responsibly in accordance with the law and ethics as the central guiding principle of our action 5 Acting responsibly as a member of society ...................................................................................................... 7 Human Rights................................................................................................................................................ 8 Sustainability ................................................................................................................................................. 9 Donations and Sponsoring........................................................................................................................10 Acting with integrity in everyday business ......................................................................................................11 Anti- Corruption ..........................................................................................................................................12 Fair Competition .........................................................................................................................................13 Correct documentation..............................................................................................................................14 Prohibition of money laundering and financing of terrorism ................................................................15 Foreign trade law and export control.......................................................................................................16 Tax and Customs Regulations ..................................................................................................................17 Gifts, Entertainment, and Invitations ........................................................................................................18 Avoiding conflicts of interest.....................................................................................................................19 Prohibition of insider trading.....................................................................................................................20 Product Compliance and Product Safety................................................................................................21 Communication and marketing.................................................................................................................22 Cooperation with each other.....................................................................................................................23 Occupational safety and health protection .............................................................................................24 How to deal with company assets ............................................................................................................25 Secrecy........................................................................................................................................................26 Security and protection of information, knowledge, and intellectual property/protection of secret27 IT Security/ Cyber Security .......................................................................................................................28 Data Protection ...........................................................................................................................................29 Compliance with our Code of Conduct ...........................................................................................................30 How can I report a concern? ....................................................................................................................30 What happens after a notice has been reported?..................................................................................30

Code of Conduct 3 | 30 Foreword In times like these, it is important as a company to show responsibility, to be transparent in all its values and decisions, and to present itself to the market with a good image. SCHMID wants to be perceived not only as a market and technology leader, but above all as a serious, credible, and reliable partner. We1 want to ensure that at all times our actions are impeccable, correct, and exemplary. The Code of Conduct is based on our corporate mission statement. The aim of this Code is to ensure compliance with laws, standards, and guidelines throughout the company to create a working environment characterized by integrity, respect and fair and responsible conduct. At the same time, it serves to establish a reliable compliance culture in the company and to encourage employees to uncover wrongdoing. It is valid and binding for every employee and everybody in the company - worldwide. The requirements of the Code of Conduct should not only be formally observed, but should also be practiced and lived in accordance with their meaning and purpose. That is why we have decided to provide the form of presentation and also the mandatory training courses with examples accordingly, in order to get the reality of life closer to our Code of Conduct. This is the reason why we provide this written document in addition to mandatory training courses. Let us bring an open and legally compliant corporate and compliance culture to life each day. The General Management Christian Schmid CEO 1 In this Code of Conduct, 'we' always means all employees, executives, and members of the management of any company of the SCHMID Group.

Code of Conduct 4 | 30 SCHMID Code of Conduct Why do we have a Code of Conduct? At SCHMID, the Code of Conduct serves as a binding guideline in our day-to-day work. It is supplemented by internal guidelines and regulations as well as contractual agreements. The contents of the Code of Conduct are embedded in concrete case studies and scenarios to illustrate possible risk situations in the company in a practical way. It therefore reflects the essential rules of conduct for everyday business. Failure to comply with the Code of Conduct can result in significant damage, not only to our company but also to us as employees and to our business partners and other stakeholders such as investors. The Code of Conduct is therefore binding for all of us, irrespective of whether we act as employees, managers, or directors in the company. We do not tolerate violations of the Code of Conduct. Anyone who violates the Code of Conduct must face appropriate consequences. To ensure that this does not happen, it is the responsibility of every SCHMID employee to familiarize themselves with the contents of the Code of Conduct, to incorporate it into their own behavior and to take it into account when making decisions. In cases of doubt, we should ask for competent advice. To whom does the Code of Conduct apply? The Code of Conduct applies to ALL AT SCHMID - no matter in which function, no matter where in the world. In addition, all managers must provide guidance and support so that all employees can make the right decisions and behave properly. How is the Code of Conduct structured? The Code of Conduct comprises the following three key areas: - Acting responsibly in accordance with the law and ethics as a central guiding principle of our actions - Acting responsibly as a member of society - Acting with integrity in everyday business

Code of Conduct 5 | 30 Acting responsibly in accordance with the law and ethics as the central guiding principle of our actions

Code of Conduct 6 | 30 Our principle Compliance with applicable law as well as internal guidelines is a matter of course for SCHMID - in all companies, in all countries in which we operate. As a globally active company, SCHMID must observe a wide range of social, political, and legal framework conditions in all its business processes, market activities and relationships with business partners and third parties. Therefore, SCHMID's basic principle is to conduct our business consistently in accordance with legal regulations, norms, industry standards and our own internal regulations. All actions that would lead to a violation of the law are to be refrained from. There are no exceptions to this, not even based on customary industry or regional practices. Employees who act unlawfully must be aware that they themselves may be threatened with criminal prosecution. Law-abiding conduct therefore also serves the employee's own protection. My Contribution I inform myself about the regulations applicable in my area of responsibility and comply with them. In cases of doubt, I contact my manager, the Compliance Officer, or the experts responsible for the respective topic.

Code of Conduct 7 | 30 Acting responsibly as a member of society

Code of Conduct 8 | 30 Human Rights Our principle We as SCHMID - respect, protect and promote worldwide the applicable regulations for the protection of human and children's rights as fundamental and universally valid specifications. We reject any use of child, forced and compulsory labor as well as any form of modern slavery and human trafficking. Every employee is instructed not to ignore any indications of human rights violations in his or her professional environment, but to actively bring them to the attention of his or her supervisor. This does not only apply internally at SCHMID, but of course also to the behavior of and towards business partners. Example You are active in purchasing and receive information that one of the sub-suppliers uses children for the production of goods or employees under inhumane conditions (e.g., forced labor). Problem Such an approach is not in line with our understanding of values and highest principle of action. Solution The business relationship with this business partner must be reviewed and, if necessary, measures derived from this. My Contribution As an employee, I too can contribute to the observance of human rights. I observe human rights as a fundamental guideline and am alert to human rights violations that happen in my environment. If I have indications of human rights violations in my professional environment, I ensure that these violations are prevented or stopped. If necessary, I inform my supervisor or the relevant contact persons.

Code of Conduct 9 | 30 Sustainability To identify potential risks for employees, the environment or society at an early stage, to reduce the ecological footprint and to continuously expand the positive impact on society, sustainability must always be considered in all major decisions. Our principle As a commercial enterprise, we have responsibility for the environmental compatibility and sustainability of our products, sites, and services. We are committed to environmentally compatible, advanced, and efficient technologies and implement them throughout the entire life cycle of our products. Already during development and production, we pay attention to the careful use of natural resources, a continuous reduction of environmental impact, and compliance with environmental protection laws and regulations. Example Because an internal process is to be adapted, an on-site appointment is first planned with colleagues from a subsidiary. Problem A business trip is always associated with costs and environmentally harmful CO2 emissions. Solution Before booking a business trip, please check whether a flight is necessary or whether a video conference would also serve its purpose. In this way, you avoid environmentally harmful CO2 emissions - and save additional costs. My Contribution Sustainability requires conscious, appropriate, and responsible action. I carefully consider my decisions. I take environmental protection concerns into account in my activities and use resources and energy appropriately and economically.

Code of Conduct 10 | 30 Donations and Sponsoring SCHMID is a family business that thinks long-term and acts responsibly. Based on this conviction, SCHMID on the one hand makes donations, i.e., contributions on a voluntary basis without consideration, with the aim of creating added value for all of us as well as for society. On the other hand, SCHMID can provide sponsorships, i.e., donations based on a contractually agreed quid pro quo, thereby pursuing its own company-related goals. Our principle Donations and sponsoring measures are only granted in accordance with the statutory regulations. The basis for this is the respective current donation guideline. Example A local politician asks for a donation for his election campaign. Problem Such a donation does not comply with SCHMID's desired neutrality. Solution Deny the request. Donations may only be granted after the designated approval procedure has been carried out. Approval of the donation cannot be granted in this specific case, as the current donation policy excludes donations to parties, party-affiliated institutions, or politicians. My Contribution In the case of a planned donation or sponsorship, I will comply with the regulations applicable to donations and sponsorships.

Code of Conduct 11 | 30 Acting with integrity in everyday business

Code of Conduct 12 | 30 Anti- Corruption Corruption is any abuse of a position of trust to gain personal advantage. It leads to decisions made for subjective reasons, distorts competition, and thereby harms society. Our principle We reject corruption. We do not grant our business partners any improper advantages, nor do we accept any such advantages. To avoid even the appearance of corruption, our actions are always transparent. Neither monetary payments nor other benefits may be made or received in this sense. Corruption carries a high risk of criminal prosecution and damage to reputation. Example As a sales employee, you prepare a quotation for the major order requested by a potential customer. The responsible decision-maker at the customer's offers to influence the award of the contract in favor of your company in return for an appropriate consideration. Problem This constitutes corrupt behavior, which can result in reputational damage and can also be punishable by law. Solution Immediately inform your supervisor and the responsible compliance officer. My Contribution I never bribe others and never allow myself to be bribed, either directly or indirectly. I inform myself on my own responsibility about the internal regulations before I give or receive gifts, extend, or accept invitations and hospitality. If I receive indications of corruption, I report them immediately.

Code of Conduct 13 | 30 Fair Competition Fair and free competition is protected by the applicable competition and antitrust laws. These ensure that there is no distortion of competition in the market through unlawful restrictions on competition. In particular, the fixing of prices and conditions, the sharing of markets, customers or territories, and the coordination of business strategies are prohibited. Our principle We conduct business exclusively according to the principle of performance and based on the market economy and free, unrestrained competition. We are prepared to compete with our competitors and always comply with the law. We do not enter into any anti-competitive agreements with competitors, suppliers, or customers. Example At a trade show, you are talking to a competitor's employee. Your conversation partner tries to arrange a price agreement. Problem Such a conversation may constitute a violation of applicable competition and antitrust laws and could have drastic consequences for you and for SCHMID. Solution Make it immediately and unmistakably clear to your conversation partner that you will not discuss this topic with him or her and subsequently document such conversations to the Compliance Officer. My Contribution I always aim to comply with the applicable rules and regulations for fair and free competition in business and to inform myself about them accordingly. The Compliance Officer is available to answer any questions.

Code of Conduct 14 | 30 Correct documentation Only through proper accounting and correct financial reporting can SCHMID create and maintain public trust. If irregularities occur, this may have serious consequences for the company and for those persons responsible. Our principle We keep our books and records complete, accurate, timely, factually allocated and in accordance with the legal framework. We adhere to a correct and clear presentation of the facts. Internal controls must ensure the complete and correct recording of information relevant to accounting. Transparency and correctness are our top priorities. With this in mind, we regularly inform our stakeholders about the current financial situation and business performance. We publish our periodic financial statements on schedule, which are prepared in accordance with national and international accounting standards. Example A customer asks you, as a sales representative, to issue an invoice not on delivery but in a later month. Problem Postings must always be made on a timely basis. SCHMID's reporting depend on the date of delivery and - if the invoice is not issued on delivery - would be understated and thus not give a fair picture of the financial situation. Solution The customer's request will not be immediately granted. After consultation with a supervisor, in the spirit of a good customer relationship an attempt may be made to find a compromise with the customer; for example, a longer payment term could be offered. My Contribution I organize the processes in a way that all business financial data can be entered correctly and on time in the accounting department. I contact my supervisor or the relevant finance department if I have any questions about the correct recording of data.

Code of Conduct 15 | 30 Prohibition of money laundering and financing of terrorism Almost all countries in the world have laws against money laundering and terrorist financing. Money laundering occurs when funds or other assets originating directly or indirectly from criminal acts are brought into the legal economic cycle and their origin is thus concealed. Terrorist financing is defined as the provision of funds or other resources for terrorist offenses or to support terrorist organizations. Even unintentional involvement in such incidents can lead to severe sanctions. Our principle We comply with the statutory regulations. Our goal is to maintain business relationships only with reputable partners who also comply with anti-money laundering and anti-terrorism regulations. We immediately allocate incoming payments to the corresponding services and book them. We ensure transparent and open payment flows. Example A supplier based in Hungary requests payment of its invoice to an account in Ireland. Problem In this way, SCHMID could be aiding and abetting the evasion of taxes and possibly contributing to the concealment of the origin of illegally acquired money. Such a request therefore requires explanation. Solution Do not immediately accept the proposal but ask the supplier why he does not want the transfer to an account in Hungary. Coordinate with the compliance officer on how to proceed. My Contribution I do not take any actions that may violate domestic or foreign money laundering regulations. I am attentive and investigate suspicious behavior on the part of customers and business partners. If there are indications that could give rise to such suspicions, I immediately contact my supervisor and the Compliance Officer. In my area of responsibility, I comply with all applicable regulations on recording and accounting for transactions and contracts.

Code of Conduct 16 | 30 Foreign trade law and export control Compliance with foreign trade regulations is elementary for a globally active company like SCHMID. Violations of foreign trade law or of applicable export restrictions (such as embargos) can result in severe penalties and further exports by SCHMID could be subject to a ban. Our principle We comply with all regulations applicable to international trade. This concerns above all the observance of existing import and export restrictions as well as the obtaining of necessary permits. Example You receive a request from a potential customer to ship some equipment to a country that, to your knowledge, is under embargo. Problem All business dealings (including the submission of a quote) may be prohibited. Solution Use the embargo list check. My Contribution In coordination with the relevant department, I clarify which export restrictions apply to the country to be supplied, do not submit offers, and do not conclude contracts before a complete review.

Code of Conduct 17 | 30 Tax and Customs Regulations As a result of SCHMID's worldwide activities, a wide range of legal regulations under foreign trade, tax and customs law must be complied with. Tax regulations include, among others, regulations on corporate income tax, payroll tax and value added tax; while customs regulations include, among others, customs duties payable on the import of goods. Our principle We comply with the applicable tax and customs regulations. For this purpose, it is necessary that we submit the declaration of taxes and customs duties to be paid correctly and in time and pay the assessed taxes and customs duties properly. Example A customer who imports the machine himself asks us to invoice for a lower value than we charged for the import. He claims he can have the machine imported at a lower value. Problem SCHMID would be aiding and abetting the evasion of taxes / duties if this would be done. Solution Please make it clear to the customer that SCHMID cannot issue an invoice that does not correspond in value to the contractually agreed sums. My Contribution I design the internal structures and processes in such a way that taxes and customs duties payable can be determined completely, correctly and on time, recorded in reporting and paid to the responsible tax authorities. If there are indications of possible violations of tax or customs regulations, I contact my manager, the relevant specialist department, or the Compliance Officer.

Code of Conduct 18 | 30 Gifts, Entertainment, and Invitations Accepting and giving gifts, invitations, and other benefits from or to business partners and public officials in return for improper favors is prohibited. But: Customary gestures of courtesy, hospitality or general appreciation of a business partner are permitted. However, expensive, or clandestine gratuities are generally suspect. Our principle Gifts, invitations, and other gratuities are permitted within generally accepted standards but must never be given or accepted in a manner that could be interpreted as undue influence. An extremely restrictive approach must be taken in connection with public officials. When assessing appropriateness, such benefits must not influence the business transaction in a reasonable commercial view or lie outside the limits of customary hospitality. In Germany, this limit is usually 50 Euro for gifts and 100 Euro for invitations. If the employee concerned is in any doubt about the appropriateness of such gifts, he or she must immediately discuss the matter with the relevant manager. If the limits just mentioned are exceeded, we will disclose and document them. Particularly when dealing with public officials, particularly restrictive attention must be paid to the value limits. In case of doubt, the expenses that are deductible under tax legislation should be used as a guide for donations. Example You are working in the purchasing department. A supplier invites you to the annual exchange of experiences for a weekend in a mid-range hotel, combined with an extensive leisure program. The value of the weekend is 200 Euro. For Saturday, the program includes a golf course, while the exchange of experiences is to take place in the last hour before departure on Sunday. Problem Due to the focus of the program, the impression of bribery and venality can arise, although such forms of experience sharing are common and can also be useful for the company. Solution If you are concerned that non-participation may be taken the wrong way, contact your supervisor and coordinate a solution with him or her. My Contribution I always pay attention to the appropriateness of gifts, both when giving and accepting them.

Code of Conduct 19 | 30 Avoiding conflicts of interest A potential conflict of interest exists if the personal interests of an employee are or may conflict with the interests of SCHMID. Conflicts of interest may arise from secondary activities of an employee or from personal relationships between SCHMID employees and business partners. Our principle We strictly separate business and personal interests and do not use our activities at SCHMID to gain personal advantages. We take care to avoid conflicts between private and business interests or even the appearance of such. We make our decisions exclusively based on factual criteria and do not allow ourselves to be influenced by personal interests and relationships. Any potential conflict of interest (e.g., in the selection of consultants, selection of business partners, selection of employees, by accepting, offering, or granting gifts and invitations, etc.) must be disclosed to find a solution together with the manager. Secondary activities must be approved in advance. SCHMID cooperates with external partners in all areas of the company. Commissions and fees paid to consultants or sales representatives and other commission recipients must be reasonable in relation to the services provided and agreed in writing. Business partners or commission recipients must be selected very carefully. The dual control principle must always be observed when concluding contracts (for further information, please see the signature policy). Commissions and fees may not be paid in cash under any circumstances. They may also not be transferred to regions which do not correspond to the country of delivery of the products or to which there is no clear connection according to commercial judgement. In case of doubt, the company activity of the commission recipient is to be checked or detailed company information is to be obtained. Example As part of your job, you check the offers of several suppliers. You notice that the best offer is from your best friend's company. Problem In this case, there is a risk that you put private interests above the interests of SCHMID. Solution Inform your supervisor of the situation and step back from the decision-making process to avoid any appearance of a conflict of interest. My Contribution I already avoid the appearance of a conflict of interest and disclose any apparent or actual conflict of interest to my supervisor and the responsible human resources department. Together, we will seek a solution that does not compromise the interests of the company.

Code of Conduct 20 | 30 Prohibition of insider trading During our business activities, we frequently obtain sensitive data which is not (yet) available to the public. So-called insider information is precise information about circumstances not known to the public which, if it became known, would be capable of significantly influencing the stock market price of the security concerned, e.g., a share, or of a financial instrument. Our principle We treat insider information relevant to the stock market price in accordance with the provisions of capital market law and do not tolerate insider trading. We may only use knowledge of insider-relevant plans and transactions internally under the applicable internal regulations and may not pass it on to outside parties, including family members (e.g., spouses). Example You have learned through your job that the acquisition of a new company by a customer will be announced soon. A friend asks you for an assessment of the shares of this customer. Problem Since the share price is likely to rise after the announcement of the successful acquisition of the new business unit, this is insider information or, if the knowledge is exploited, insider trading. Solution You do not pass on information about customers or suppliers to outsiders. You may be liable to prosecution if you disclose such information. My Contribution As a general rule, I do not disclose to outsiders any information about other companies that I have obtained in the course of my professional activities at SCHMID. In my own securities transactions, I comply with the regulations under capital market law, in particular the regulations on insider trading.

Code of Conduct 21 | 30 Product Compliance and Product Safety Everyone who brings products to market must comply with high safety standards. This is the only way to ensure that a product is safe when used as intended and that it does not pose any risks to health, safety, or the environment. Our principle For us as SCHMID, it is our goal that the regulations as well as standards applicable to our products are complied with. We place the highest demands on the safety of our products. We develop our products and their safety concepts according to the latest state of the art. We monitor our products in the markets worldwide. We initiate appropriate measures in the event of any anomalies that may arise. Example A customer reports problems with a safety-relevant function of a machine to you. You are not sure whether the cause is an operating error on the part of the customer or a production or design error. Problem A machine malfunction can cause property damage and, especially if it is safety-related, physical harm to the machine operator. Solution Raise the issue. Ensure that a problem for which our company is responsible is corrected. Operating errors by a customer may also require a response by the company (e.g. adaptation of operating instructions or application training). My Contribution If I discover or have concerns that our products may pose hazards or that regulations are not being complied with, I take action to counteract this. I report the case to my supervisor and the relevant departments in the company, for example the product safety officer.

Code of Conduct 22 | 30 Communication and marketing The SCHMID brand is our main asset. To maintain this, uniform and clear communication is essential. Each of our employees has the responsibility to follow the internal regulations in communication to ensure a uniform and consistent appearance of our company. Our principle To maintain the trust of customers, investors, and other stakeholders, we are committed to consistent and clear communication. Before agreeing to and carrying out planned communication and marketing measures, we coordinate these with the relevant specialist department. Therefore, all employees are required not to make any public statements (especially regarding confidential and/or operational information), but to forward any inquiries to the Marketing Department. This also applies to inquiries to authorities. On the Internet and at public, professional or cultural events, employees are always required to make it clear that these are the personal opinions of the respective employee. Corrections of facts, comments or similar misrepresented on the Internet also require consultation with the marketing department in every case. Example You see a comment on the Internet in which someone criticizes the production methods in Asia, and you know that the information is baseless. Problem Refrain from making individual counterstatements, as these are usually influenced by an emotional reaction. Solution Even if you feel an immediate urge to correct the misrepresentation, contact the Marketing Department as they can make an appropriate response. My Contribution I do not make any statements in public on behalf of my company and always refer inquiries to the proper department. If I express myself at public, professional, or cultural events and on the Internet, I make it clear that it is only my personal opinion. I obtain information on proper conduct in social networks from the marketing department and in the Social Media Guideline.

Code of Conduct 23 | 30 Cooperation with each other SCHMID expects its employees to assume responsibility within the scope of their duties, to show initiative and to learn from mistakes. Every employee at SCHMID should see himself as a representative of the company. Managers bear special responsibility and act as role models. For questions and problems, they are always the first contacts for their employees. It is the manager's responsibility to ensure that the applicable laws are complied with. In addition, it is part of their duties to make it clear that compliance with laws and the guidelines has top priority. SCHMID managers also give their employees as much personal responsibility as possible. Our principle The working atmosphere must be characterized by professionalism, fairness, honesty, integrity, respect, and trust. We at SCHMID ask our employees not to tolerate, support or encourage any kind of insults, discrimination, and similar behavior among each other and to report any incidents to the appropriate authorities. Example In my department, I notice that a colleague is being insulted by other colleagues because of his background. Problem Insulting a colleague because of his or her origin constitutes intolerable behavior on the part of a colleague. Solution We do not close our eyes here, but first try to mediate ourselves or confidentially turn to my manager, the Human Resources department, the employees of SCHMID “Mitarbeiter Mitverantwortung” (employees’ co-responsibility) or the responsible Compliance Officer to remedy this grievance. My Contribution I do not tolerate, support, or encourage in any way any kind of insults, discrimination, and similar behavior among each other and report any incidents to my supervisor as well as Compliance Officer.

Code of Conduct 24 | 30 Occupational safety and health protection In addition to the physical wellbeing of all employees as a top priority, occupational safety has an important influence on productivity and quality, but also on SCHMID's external image and customers' trust in the brand. Our principle We maintain and promote the health, performance, and job satisfaction of our employees by constantly improving working conditions and through a wide range of preventive and health promotion measures. When in doubt, safety always comes first. Example You notice that a machine in your department appears to have a defect in its electronics. Problem This presents a hazard to you as well as to the company and other employees (e.g., due to the risk of fire). Solution Immediately take the machine out of operation and notify the responsible supervisor. It is not permitted and can be dangerous to repair electrical equipment on your own. My Contribution If I am aware of any irregularities in occupational safety and health protection, I report them to my superiors.

Code of Conduct 25 | 30 How to deal with company assets SCHMID has company property at its worldwide production, sales, and business locations, such as tools, laptops, office materials and pool vehicles. Our principle We handle SCHMID's tangible and intangible assets responsibly. We do not use SCHMID's assets for non-business purposes unless this is expressly permitted. The property of third parties (e.g., business partners) to which SCHMID employees have access must be treated with the same care. It may only be used for business purposes within the agreed and necessary scope. Our information systems are to be used exclusively for business purposes and applied in such a way that SCHMID's rights or interests are not infringed. Unauthorized or unlicensed software may not be included in SCHMID's information systems. In this regard, the IT - Guideline of the SCHMID Group must also be observed. Example Your friend is planning to move at the weekend. He asks you if you, as a SCHMID employee, could organize a company vehicle from the fleet. Problem Company property such as vehicles or office supplies, cell phones and laptops are generally only used for company business. Unauthorized removal or use of company property without permission could be interpreted adversely to the employee (theft). In addition, payroll tax problems could arise (taxation of a non-cash benefit). Solution If in doubt, speak to your supervisor to assess the individual case and resolve it together. Transparency is also the top priority here. My Contribution I use company-owned work equipment exclusively for company purposes and not for private use. I protect them from access by third parties and treat them with care. I never remove company-owned items for private use without permission, even if they appear to be of little value (e.g., parts from the scrap container, old tools or equipment). In exceptional cases, I may borrow tools, equipment, or a vehicle for private purposes - but only after consulting my manager. Wage tax regulations must be considered. Here, too, transparency is the top priority. For clarification For company cars that are expressly also provided for private use, the regulations agreed in individual contracts, or the company car policy apply. For electronic information and communication equipment provided by SCHMID, the regulations of the IT policy apply.

Code of Conduct 26 | 30 Secrecy New technologies such as cloud services, social media and digital communications have fundamentally changed the way we communicate and do business. However, this entails new dangers, in particular the risk of carelessly disseminating information that is not intended for the public. Our principle The protection of our customers and our own know-how as the basis of our market and technology leadership has absolute priority. The principle of confidentiality applies to all internal, confidential, and proprietary information. Information from suppliers, customers, employees, consultants and other third parties that is not communicated publicly must be protected in accordance with legal and contractual requirements. The protection of confidential information is taken very seriously at SCHMID. Thus, even in social networks, the confidentiality and secrecy regulated by the employment contract applies. Example In a conversation, a friend would like to get an assessment from you about a customer's ability to pay or obtain information about their production workload. Problem Information obtained in the course of your duties that is not publicly available is generally confidential and may not be disclosed to third parties. Solution No confidential information will be released to third parties. My Contribution I handle all company information carefully and do not pass it on without authorization; I am aware of the duty of confidentiality stipulated in my employment contract. I always comply with this basic principle, even after termination of my contract. To this end, I also comply with the conduct instructions for the safe handling of information, e.g. - Confidential documents must be properly stored when leaving the workplace and not be freely accessible to anyone. - Consistent locking of screens - Employees must wear their company badge in a clearly visible manner. Visitors shall be issued a visitor badge, which must also be worn visibly. - Visitors are to be picked up at the reception desk and never left unattended. - Unknown callers or e-mail senders must be authenticated clearly before passing on confidential information. - No photos, posts, or the like on social networks about company and trade secrets, such as new machines, customer visits (unless authorized by them) or similar. In case of doubt, I contact the data protection officer or the compliance officer.

Code of Conduct 27 | 30 Security and protection of information, knowledge, and intellectual property/protection of secrets As a technology company with a high expenditure in research and development, SCHMID is particularly dependent on the protection of its inventions, its trade and business secrets and its technical know-how. But non-technical information (e.g., sales data or purchasing prices) can also be valuable trade secrets. The unauthorized disclosure of such knowledge can cause losses for the company and may have consequences under labor, civil and criminal law for the employee concerned. Our principle We are aware of the value of proprietary know-how and protect it very carefully. We recognize the intellectual property of competitors, business partners and other third parties. This means that every employee is responsible for protecting SCHMID's intellectual property, such as licenses, patents, and know-how, from attack or loss; and our employees must take equal care to ensure that the intellectual property of others is also not infringed upon. Example A customer has sent you confidential information for a joint project. You are currently on your way to this customer by train and intend to review the documents on the way. Problem Unless it is ensured that third parties cannot gain access to the confidential documents, this may constitute a breach of signed non-disclosure agreements, which may be associated with considerable consequences for SCHMID. Solution You must ensure that no unauthorized person gains knowledge of this confidential information. This could not only be construed to be a breach of the signed non-disclosure agreement, but additionally might very well jeopardize the relationship with the customer. Measures that should be considered can be, for example: blocking the screen; installation of a view protection filter; use of an encrypted hard disk; storing data in protected areas of the company, not locally (to prevent theft). My Contribution I handle all company information with care and do not pass it on without authorization. I pay attention to information concerning technical know-how, patents, trade, and business secrets.

Code of Conduct 28 | 30 IT Security / Cyber Security Information technology (IT) is now an integral part of SCHMID's business model and processes in everyday work, but it harbors many risks. These include the impairment by malware (viruses, Trojans, phishing software), the loss of data due to program errors or the misuse of data (e.g., by hackers) or the attack on our system with the aim of targeted extortion e.g., ransomware). Our principle We place the highest demands on the security of our IT systems and act accordingly. We identify the need to protect information in our business processes and products and implement appropriate technical and organizational security measures. Example You are on the road and get a USB stick to share a document at a meeting. Problem Malware can get onto your hardware and into the company network via the USB stick. Solution Only use data carriers or systems provided by SCHMID for data exchange. Have the document sent to you by e-mail, for example. However, never open e-mails and their attachments that seem suspicious to you or that you receive from unknown persons; in this way, you prevent malware from entering the company network. My Contribution I familiarize myself with the applicable IT security regulations and adhere to the specifications made therein. I am aware that unencrypted data exchange (e.g., by e-mail or USB stick) is not a secure means of communication. If I determine that there is potential for danger or that security-relevant regulations are being violated, I counteract this and inform the responsible contact person.

Code of Conduct 29 | 30 Data Protection The aim of data protection is to protect individuals from the arbitrary handling of their personal data. Personal data is any data that makes a person directly or indirectly identifiable. The processing and other use of personal data is subject to special legal regulations. Our principle We protect the personal data of employees, former employees, customers, suppliers and other data subjects. We collect, gather, process, use and store personal data only in accordance with legal requirements. Example You have noticed that you can see the time data of all colleagues in your department. Problem Time data is also personal data, as it includes the name of colleagues and other characteristics that make a person identifiable. Solution In this case, it must be ensured that only your manager or employees of the HR department have access to the data. Speak directly to your supervisor about this so that the issue can be rectified immediately. My Contribution I consider that the collection, storage, processing, and other use of personal data may only take place with the consent of the person concerned, with a contractual regulation or other legal basis. These data must be secured in such a way as to ensure the confidentiality, integrity, availability, verifiability, and resilience of the information requiring protection and to prevent unauthorized internal and external use. In cases of doubt, I contact my supervisor or the office responsible for data protection.

Code of Conduct 30 | 30 Compliance with our Code of Conduct How can I report a concern? It should be the intention of all employees to report grievances, in particular violations of applicable law and the Code of Conduct. In this way, we help to clarify and eliminate misconduct and grievances and protect ourselves as employees, but also the company, from risks and damages that may arise as a result. A report can be made • Via our anonymous whistleblower system for reporting suspected compliance cases or • By e-mail to compliance@schmid-group.com or • Directly to Karl Reismüller + 49 7441 538 634 Reismueller.ka@schmid-group.com Information on suspected compliance cases and questions is sent to the legal department via the compliance e-mail address and the whistleblower system. The identity of the whistleblower or questioner is treated confidentially, provided he or she does not deliberately report false facts or allegations. Obviously, the respective manager is also available as a contact person for compliance issues (notes and questions). For further questions regarding this Code of Conduct, please contact. Karl Reismüller + 49 7441 538 634 Reismueller.ka@schmid-group.com What happens after a notice has been reported? SCHMID will investigate all reports and take appropriate action if necessary. Violations of applicable law and this Code of Conduct will not be tolerated and will result in disciplinary action. Of course, the presumption of innocence applies in favor of accused persons until the contrary is proven. SCHMID does not tolerate any disadvantages against whistleblowers. Whistleblower system: https://schmid-group.hintbox.eu/ E-Mail: compliance@schmid-group.com Karl Reismüller + 49 7441 538 634 Reismueller.ka@schmid-group.com Karl Reismüller + 49 7441 538 634 Reismueller.ka@schmid-group.com